Subsidiaries of Tiger Renewable Energy Ltd.

Name	Jurisdiction of Incorporation	Doing Business As
Xinjiang Yajia Distillate Company Limited (1)	China	Xinjiang Yajia Distillate Company Limited

(1) Tiger Renewable Energy Ltd. owns 90% of Xinjiang Yajia Distillate Company Limited.